Exhibit 99.1

Arcellx Provides Third Quarter 2024 Financial Results and Business Highlights

— Recently released ASH abstracts for the company’s Phase 1 and iMMagine-1 studies investigating anito-cel in relapsed or refractory multiple myeloma patients continue to demonstrate durability and a manageable safety profile —

— 30.2-month median progression-free survival with a median follow-up of 38.1 months in the Phase 1 study of anito-cel; median overall survival not reached —

— Preliminary results from 58 patients enrolled in the Phase 2 pivotal iMMagine-1 study demonstrated 95% ORR and 62% CR/sCR at a median follow-up of 10.3 months; additional patients with a more recent data cut will be presented during an oral presentation —

— No delayed neurotoxicities have been observed to date with anito-cel, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome across the Phase 1 and iMMagine-1 studies in the more than 140 patients dosed —

— First patients dosed in iMMagine-3 study, manufactured by Kite; turnaround time in line with Kite’s commercial products —

REDWOOD CITY, Calif., November 7, 2024 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported financial results for the third quarter ended September 30, 2024, and provided recent business highlights.

“We believe the data from the recently published ASH abstracts continues to differentiate anito-cel’s clinical profile as a potentially best-in-class treatment option for multiple myeloma patients,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer. “The 30.2-month median progression-free survival demonstrated in our Phase 1 study in a challenging patient cohort coupled with the promising results from our iMMagine-1 Phase 2 registrational study highlight the potential impact we could have for patients. That impact is further enhanced by the high tolerability demonstrated through both the Phase 1 and iMMagine-1 studies to date, where notably, no delayed or non-ICANS neurotoxicities were observed in the over 140 patients treated to date. Patients and clinicians evaluate cell therapies on their safety, efficacy, delivery reliability, service, and accessibility. We believe we’re well positioned to deliver on these important factors in a differentiated way that best serves the multiple myeloma community. Our partnership with Kite allows us to leverage their established global commercial capabilities, positive brand recognition with physicians, and industry-leading manufacturing reliability and turnaround times which we believe contributes to our competitive advantage. It’s an exciting time at Arcellx! We are preparing for the commercial launch of anito-cel as there remains an unmet need for a therapy that physicians can use across a broad patient population.”

Recent Business Progress

Announced presentations at the 66th American Society for Hematology Annual Meeting and Exposition:

Phase 2 Registrational Study of Anitocabtagene Autoleucel for the Treatment of Patients With Relapsed and/or Refractory Multiple Myeloma: Preliminary Results From the iMMagine-1 Trial (abstract #1031)

As detailed in the abstract (#1031) as of June 1, 2024, 58 patients had received anito-cel infusion with ≥2 months of follow-up after infusion, with a median follow-up of 10.3 months (range, 2.0-17.8). The median age was 66 years (range, 38-77). Patients had received a median of four prior lines of treatment (range, 3-8) with 26 patients (45%) having received only three prior lines of treatment. Forty patients (69%) were triple-class refractory and 20 (34%) were penta-class refractory.

Investigator-assessed overall response rate (ORR) per International Myeloma Working Group (IMWG) criteria was 95% (55/58) with a complete response/stringent complete response (CR/sCR) rate of 62% (36/58). Of those evaluable for minimal residual disease (MRD) testing (n=39), 36 (92%) achieved MRD negativity at least to the level of 10-5. The Kaplan–Meier-estimated 6-month progression-free survival (PFS) and overall survival (OS) rates (95% CI) were 90% (77-96) and 95% (85-98), respectively. Median (mPFS) and median OS have not yet been reached.

No delayed neurotoxicities, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome have been observed to date. Forty-six patients (79%) had either no cytokine release syndrome (CRS) (n=9, 16%) or Grade (Gr) 1 CRS (n=37, 64%). Thirty-one patients (53%) had no fever or CRS in the first four days of anito-cel. Any Grade CRS was observed in 49 patients (84%; Gr3/4 0%). Any Grade ICANS was observed in 5 patients (9%; Gr3 2%), with all cases resolved without sequelae. Three deaths occurred due to adverse events (AEs) (both related and unrelated; retroperitoneal hemorrhage, CRS, and fungal infection). No additional treatment or therapy-related deaths or Grade ≥3 CRS or ICANs events have occurred to date. Cytopenias were the most common Grade ≥3 treatment-emergent AEs; 36 patients (62%) had Grade ≥3 neutropenia, 15 (26%) had Grade ≥3 thrombocytopenia, and 15 (26%) had Grade ≥3 anemia.

Conclusions

Preliminary results from the first 58 patients in the Phase 2 iMMagine-1 study demonstrate deep and durable responses and manageable safety in a high-risk fourth line or higher (4L+) RRMM population including triple- and penta-class refractory disease. Notably, no delayed neurotoxicities, including no cranial nerve palsies, Guillain-Barré syndrome, or Parkinsonian-like symptoms have been observed with anito-cel to date. Updated Phase 2 data with a more recent data cut will be presented at the oral presentation during ASH.

Presentation details:

Speaker: Ciara Freeman, M.D., Ph.D., H. Lee Moffitt Cancer Center

Session Name: 655. Multiple Myeloma: Cellular Therapies: Unleashing Cell Therapies Against Myeloma

Session Date: Monday, December 9, 2024

Session Time: 4:30 p.m. - 6:00 p.m.

Presentation Time: 5:30 p.m.

Location: Marriott Marquis San Diego Marina, Pacific Ballroom Salons 24-26

Publication Number: 1031

Submission ID: 198499

Phase 1 Study of Anitocabtagene Autoleucel for the Treatment of Patients With Relapsed and/or Refractory Multiple Myeloma (RRMM) (abstract #4825)

In the Phase 1 study, 40 patients were enrolled and 38 patients received anito-cel. All 38 patients demonstrated investigator-assessed clinical response per 2016 IMWG criteria, (ORR, 100%) with 30 CR/sCR (≥CR rate, 79%), 5 very good partial response (≥VGPR rate, 92%), and 3 partial response (PR). Of those evaluable for MRD testing (n=28), 25 (89%) achieved MRD negativity at 10-5. With a median follow-up of 38.1 months, median OS was not reached and median PFS was 30.2 months. The safety profile was manageable with no delayed neurotoxicities observed to date, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome. Further investigations of anito-cel are ongoing in 4L+ RRMM (iMMagine-1, NCT05396885) and in earlier lines (iMMagine-3, NCT06413498).

Presentation details:

Speaker: Michael R. Bishop, M.D., The University of Chicago

Session Name: 704. Cellular Immunotherapies: Early Phase Clinical Trials and Toxicities

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m.

Location: San Diego Convention Center, Halls G-H

Publication Number: 4825

Submission ID: 201080

Health Related Quality of Life (HRQoL) in Relapsed/Refractory Multiple Myeloma (RRMM): A Systematic Literature Review (SLR) and Meta-Analysis (abstract #4721)

Quantifying pre-treatment HRQoL burden is important as a reference for contextualizing baseline patient burden as emerging therapies for RRMM continue to evolve. This SLR synthesized studies that reported data for key multiple myeloma HRQoL instruments. It found that patients with RRMM had clinically meaningful impairments from population norms in important domains, such as Global Health Status and cognitive, physical, and emotional functioning. The SLR also found that pre-treatment HRQoL worsened with increasing lines of therapy.

Presentation details:

Speaker: Rahul Banerjee, M.D., Fred Hutchinson Cancer Center

Session Name: 653. Multiple Myeloma: Clinical and Epidemiological: Poster III

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m.

Location: San Diego Convention Center, Halls G-H

Treatment Patterns and Outcomes in Triple-Class Exposed Patients with Relapsed and Refractory Multiple Myeloma: Findings from the Flatiron Database (abstract #6962)

In order to understand the contemporary unmet need in the rapidly evolving treatment landscape for patients with triple-class exposed RRMM—those exposed to immunomodulatory drugs, proteasome inhibitors, and anti-CD38 monoclonal antibodies—in the 4L+ setting, a retrospective cohort study using the Flatiron Health electronic health record (HER) was conducted (sample size=594). This study found no clear standard of care in the 4L+ setting, and suboptimal health outcomes under the current treatment landscape (ORR=34%, PFS=4.1 months, and OS=15.4 months), emphasizing an urgent need for more effective and durable therapies for patients in this setting.

This abstract will be published in a supplemental issue of Blood in November 2024.

First patients dosed in iMMagine-3, a global randomized Phase 3 study, assessing anito-cel in patients previously treated with both an immunomodulatory (IMiD) drug and an anti-CD38 monoclonal antibody. Kite is manufacturing for this study.

Third Quarter 2024 Financial Highlights

Cash, cash equivalents, and marketable securities:

As of September 30, 2024, Arcellx had cash, cash equivalents, and marketable securities of $676.7 million. Arcellx anticipates that its cash, cash equivalents, and marketable securities will fund its operations into 2027.

Collaboration revenue:

Collaboration revenue were $26.0 million and $15.0 million for the quarters ended September 30, 2024 and 2023, respectively, an increase of $11.0 million. This increase was primarily driven by the December 2023 expansion to the license and collaboration agreement with Kite Pharma, Inc.

R&D expenses:

Research and development expenses were $39.2 million and $43.8 million for the quarters ended September 30, 2024 and 2023, respectively, a decrease of $4.6 million. This decrease was primarily driven by an expense in 2023 associated with our Lonza manufacturing services agreement. The decrease was partially offset by increased costs relating to other preclinical pipeline programs and increased personnel costs, which include non-cash stock-based compensation expense.

G&A expenses:

General and administrative expenses were $20.5 million and $16.0 million for the quarters ended September 30, 2024 and 2023, respectively, an increase of $4.5 million. This increase was primarily driven by increased personnel costs, which include non-cash stock-based compensation expense.

Net losses:

Net losses were $25.9 million and $39.3 million for the quarters ended September 30, 2024 and 2023, respectively.

Upcoming Webcast Event:

Arcellx will host a live webcast event with an expert panel of clinicians on Monday, December 9, 2024, at 8:30 p.m. PT to discuss clinical results from its Phase 1 and iMMagine-1 trials. The event will be accessible from Arcellx’s website at www.arcellx.com in the Investors section. A webcast replay will be archived and available for 30 days following the event.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration and license agreement to co-develop and co-commercialize anito-cel for patients with relapsed or refractory multiple myeloma, RRMM. Anito-cel is currently being developed in a Phase 2 registrational pivotal study and a Phase 3 randomized controlled study for RRMM. Kite and Arcellx will jointly commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the United States.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com . Follow Arcellx on X @arcellx and LinkedIn.

About iMMagine-3, A Global Randomized Controlled Phase 3 Study

iMMagine-3 is a Phase 3, global randomized controlled study designed to compare the efficacy and safety of anitocabtagene autoleucel (anito-cel) with SOC in patients with relapsed and/or refractory multiple myeloma (RRMM) who have received one to three prior lines of therapy, including an immunomodulatory drug (lMiD) and an anti-CD38 monoclonal antibody. iMMagine-3 will enroll approximately 450 adult patients. Prior to randomization, investigator’s choice of SOC regimens include: pomalidomide, bortezomib, and dexamethasone (PVd); daratumumab, pomalidomide, and dexamethasone (DPd); carfilzomib, daratumumab and dexamethasone (KDd); or carfilzomib and dexamethasone (Kd). Patients in the anito-cel arm will undergo leukapheresis and optional bridging therapy (with the SOC regimen selected by the investigator prior to randomization) followed by lymphodepleting chemotherapy (fludarabine 30 mg/m2/d and cyclophosphamide 300 mg/m2/d for 3 days) and one infusion of anito-cel (115×106 CAR+ T cells) on Day 1. The primary endpoint is progression free survival (PFS) per blinded independent review according to the 2016 IMWG uniform response criteria for MM with the hypothesis that anito-cel will prolong PFS compared to SOC. Key secondary endpoints include complete response rate (CR/sCR), minimal residual disease negativity, overall survival, and safety.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation, statements regarding: the best-in-class potential of anito-cel for patients suffering from multiple myeloma; the potential impact of anito-cel on rrMM patients; anito-cel tolerability and toxicity trends; Arcellx’s competitive positioning; Arcellx’s plans for the research, pre-clinical and clinical development of its product candidates; the anticipated timing for the presentation of updated Phase 1 data and iMMagine-1 preliminary data; Arcellx’s partnership with Kite; the potential commercial launch of anito-cel, subject to FDA approval; Arcellx’s ability to deliver cell therapies that will meet the key expectations of patients and clinicians and serve the multiple myeloma community; and the sufficiency of cash, cash equivalents and marketable securities and its ability to fund operations into 2027. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ARCELLX, INC. SELECTED CONSOLIDATED BALANCE SHEET DATA (in thousands)

	September 30, 2024	December 31, 2023
Cash, cash equivalents, and marketable securities	$676,682	$729,185
Total assets	764,909	825,132
Total liabilities	281,891	339,752
Total stockholders’ equity	483,018	485,380

ARCELLX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$26,030	$14,957	$92,670	$47,171
Operating expenses:
Research and development	39,173	43,807	112,444	105,065
General and administrative	20,473	16,012	64,645	46,985

Total operating expenses	59,646	59,819	177,089	152,050

Loss from operations	(33,616)	(44,862)	(84,419)	(104,879)
Other income, net	7,972	5,520	24,716	14,386

Loss before income taxes	(25,644)	(39,342)	(59,703)	(90,493)
Income tax benefit (expense)	(223)	6	(564)	(41)

Net loss	(25,867)	(39,336)	(60,267)	(90,534)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	2,691	(58)	1,352	156

Comprehensive loss	$(23,176)	$(39,394)	$(58,915)	$(90,378)

Net loss per share attributable to common stockholders - basic and diluted	$(0.48)	$(0.81)	$(1.13)	$(1.89)

Weighted-average common shares outstanding - basic and diluted	53,821,893	48,348,094	53,367,256	47,777,446

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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